PRESS RELEASE – FOR IMMEDIATE RELEASE
OMEGA ANNOUNCES SECOND QUARTER 2017 FINANCIAL RESULTS
INCREASED DIVIDEND RATE FOR 20TH CONSECUTIVE QUARTER

HUNT VALLEY, MARYLAND – July 26, 2017 – Omega Healthcare Investors, Inc. (NYSE:OHI) (the "Company" or "Omega") today announced its results of operations for the three-month period ended June 30, 2017.  The Company reported for the three-month period ended June 30, 2017 net income of $68.2 million, or $0.33 per common share, Funds From Operations ("FFO") of $150.9 million or $0.73 per common share, and Funds Available For Distribution ("FAD") of $162.0 million.
FFO for the second quarter of 2017 includes $23.5 million of interest refinancing costs, $3.7 million of non-cash stock-based compensation expense, $2.7 million in provisions for uncollectible accounts and $1.9 million of one-time revenue.  Adjusted FFO is $0.87 per common share for the three-month period ended June 30, 2017.  FFO, Adjusted FFO and FAD are non-GAAP financial measures.  For more information regarding FFO and Adjusted FFO, see the "Funds From Operations" schedule.
GAAP NET INCOME
For the three-month period ended June 30, 2017, the Company reported net income of $68.2 million, or $0.33 per common share, on operating revenues of $235.8 million.  This compares to net income of $113.2 million, or $0.57 per common share, on operating revenues of $228.8 million, for the same period in 2016.
For the six-month period ended June 30, 2017, the Company reported net income of $177.3 million, or $0.86 per common share, on operating revenues of $467.5 million.  This compares to net income of $171.4 million, or $0.86 per common share, on operating revenues of $441.7 million, for the same period in 2016.
The year-to-date increase in net income compared to the prior year was primarily due to revenue associated with new investments completed in 2016 and 2017, a one-time contractual settlement in the first quarter of 2017 and the reduction of impairments on real estate assets and acquisition costs.  This increase in net income was partially offset by an increase in interest refinancing costs of $21.7 million, $12.4 million in increased depreciation and amortization expense, $8.0 million decrease in gains on the sale of assets, an increase of $1.1 million in provisions for uncollectible accounts, $1.0 million in increased stock-based compensation expense and $0.7 million in incremental general and administrative expenses.
2017 RECENT DEVELOPMENTS AND SECOND QUARTER HIGHLIGHTS
In Q3 2017, the Company…
•	increased its quarterly common stock dividend rate to $0.64 per share.

In Q2 2017, the Company…
•	entered into new and amended senior unsecured credit facilities to replace the Company's prior unsecured revolving credit and term loan credit facilities.
•	completed $134 million in new investments.
•	invested $48 million in capital renovation and construction-in-progress projects.
•	redeemed $400 million of its 5.875% Senior Notes due 2024.
•	prepaid a $200 million senior unsecured term loan.
•	issued $550 million aggregate principal amount of its 4.75% Senior Notes due 2028.
•	issued $150 million aggregate principal amount of its 4.50% Senior Notes due 2025.
•	increased its quarterly common stock dividend rate to $0.63 per share.

In Q1 2017, the Company…
•	completed $8 million in new investments.
•	invested $30 million in capital renovation and construction-in-progress projects.
•	increased its quarterly common stock dividend rate to $0.62 per share.

SECOND QUARTER 2017 RESULTS

Operating Revenues and Expenses – Operating revenues for the three-month period ended June 30, 2017 totaled $235.8 million which included $18.0 million of non-cash revenue and $1.9 million of one-time revenue related to two operator's contingent payments that were not earned.
Operating expenses for the three-month period ended June 30, 2017 totaled $94.7 million and consisted of $70.4 million of depreciation and amortization expense, $10.1 million of impairment on real estate properties, $7.8 million of general and administrative expense, $3.7 million of stock-based compensation expense and $2.7 million in provision for uncollectible accounts.  The $10.1 million and $2.7 million charges were primarily the result of the Company's continued effort to exit certain non-strategic facilities and/or operators.
Other Income and Expense – Other income and expense for the three-month period ended June 30, 2017 was a net expense of $72.3 million, primarily consisting of $48.1 million of interest expense, $22.0 million of interest refinancing costs and $2.5 million of amortized deferred financing costs.
Funds From Operations – For the three-month period ended June 30, 2017, FFO was $150.9 million, or $0.73 per common share on 207 million weighted-average common shares outstanding, compared to $172.3 million, or $0.87 per common share on 199 million weighted-average common shares outstanding, for the same period in 2016.
The $150.9 million of FFO for the three-month period ended June 30, 2017 includes the impact of $23.5 million of one-time interest refinancing costs, $3.7 million of non-cash stock-based compensation expense and $2.7 million in provision for uncollectible accounts, offset by $1.9 million of one-time revenue.
The $172.3 million of FFO for the three-month period ended June 30, 2016 includes the impact of a $5.4 million cash receipt related to early termination of mortgages, $3.7 million of non-cash stock-based compensation expense, $3.5 million of acquisition costs and a $1.2 million adjustment (recovery) related to the provision for uncollectible accounts.
Adjusted FFO was $179.0 million, or $0.87 per common share, for the three months ended June 30, 2017, compared to $173.0 million, or $0.87 per common share, for the same period in 2016.  For further information see the "Funds From Operations" schedule.

FINANCING ACTIVITIES
New and Amended Credit Facilities – As previously announced, effective May 25, 2017 Omega entered into (a) a new $1.8 billion senior unsecured revolving and term loan credit facility, consisting of a $1.25 billion senior unsecured multicurrency revolving credit facility (the "Revolving Credit Facility"), a $425 million U.S. Dollar senior unsecured term loan facility (the "U.S. Dollar Term Loan Facility"), and a £100 million British Pound Sterling senior unsecured term loan facility (the "Sterling Term Loan Facility" and, together with the Revolving Credit Facility and the U.S. Dollar Term Loan Facility, collectively, the "REIT Credit Facilities") and (b) an amended and restated $250 million senior unsecured term loan facility (the "2017 Restated Term Loan Facility").
The REIT Credit Facilities replace Omega's previous $2 billion senior unsecured revolving credit and term loan credit facility (the "2014 Credit Facility"), part of which (a $200 million term loan due June 27, 2017) was previously repaid from proceeds of Omega's $700 million senior notes offering in April 2017, prior to that term loan's scheduled maturity of June 27, 2017.
The Revolving Credit Facility matures in four years, on May 25, 2021, with two options by the Company to extend the maturity six additional months for each option.  At June 30, 2017, the Company had $155 million in borrowings outstanding under the Revolving Credit Facility.  The Sterling Term Loan Facility and the U.S. Dollar Term Loan Facility, which were each fully drawn as of June 30, 2017, mature on May 25, 2022.  For the three months ended June 30, 2017, the Company recorded approximately $5.5 million relating to the write-off of deferred financing costs associated with the termination of the 2014 Credit Facility.
$550 Million Senior Notes and $150 Million Senior Notes – As previously announced, on April 4, 2017 the Company issued (i) $550 million aggregate principal amount of its 4.75% Senior Notes due 2028 (the "2028 Notes") and (ii) an additional $150 million aggregate principal amount of its existing 4.50% Senior Notes due 2025 (the "2025 Notes," and together with the 2028 Notes collectively, the "Notes").  The 2028 Notes mature on January 15, 2028 and the 2025 Notes mature on January 15, 2025.
The 2028 Notes were sold at an issue price of 98.978% of their face value before the underwriters' discount and the 2025 Notes were sold at an issue price of 99.540% of their face value before the underwriters' discount.  The net proceeds from the offering were used to (i) redeem all of the Company's outstanding $400 million aggregate principal amount of 5.875% Senior Notes due 2024 (the "5.875% Notes") on April 28, 2017, (ii) prepay a $200 million senior unsecured incremental term loan facility on April 5, 2017 that otherwise would have become due on June 27, 2017, and (iii) repay outstanding borrowings under the 2014 Credit Facility.

$400 Million Senior Notes Redemption – On April 28, 2017, the Company redeemed all of its outstanding 5.875% Notes.  As a result of the redemption, during the second quarter of 2017, the Company recorded approximately $16.5 million in redemption related costs and write-offs, including $11.8 million for the call premium and $4.7 million in net write-offs associated with unamortized deferred financing costs.

Equity Shelf Program and Dividend Reinvestment and Common Stock Purchase Plan – During the three-month period ended June 30, 2017, the Company sold 0.4 million shares of its common stock generating $12.4 million of gross proceeds.  The following table outlines shares of the Company's common stock issued under its Equity Shelf program and its Dividend Reinvestment and Common Stock Purchase Plan in 2017:

Equity Shelf (At-the-Market) Program for 2017
	(in thousands, except price per share)

	Q1	Q2	Year To Date
Number of shares	228	-	228
Average price per share	$31.12	$-	$31.12
Gross proceeds	$7,079	$-	$7,079

Dividend Reinvestment and Common Stock Purchase Program for 2017
	(in thousands, except price per share)

	Q1	Q2	Year To Date
Number of shares	239	375	614
Average price per share	$30.67	$33.02	$32.11
Gross proceeds	$7,335	$12,386	$19,721

2017 SECOND QUARTER PORTFOLIO ACTIVITY

$182 Million of New Investments in Q2 2017 – In Q2 2017, the Company completed approximately $134 million of new investments and $48 million in capital renovations and new construction consisting of the following:
$115 Million Acquisition – On May 11, 2017, the Company acquired 18 care homes in the United Kingdom ("UK") (similar to ALFs in the United States) from Gold Care Homes, an unrelated third party, for $114.8 million, including acquisition costs.  The 18 care homes with 992 registered beds were leased back to the seller under a 12-year master lease with an initial annual cash yield of 8.5% with 2.5% annual escalators.
$9 Million Acquisition – On June 22, 2017, the Company acquired a skilled nursing facility ("SNF") for $8.6 million.  The 100 bed SNF, located in North Carolina, was added to the existing operator's master lease with an initial annual cash yield of 9.5% with 2.5% annual escalators.
$11 Million Mortgage Loan – On June 30, 2017, the Company entered into an $11.0 million first mortgage loan with an existing operator of the Company.  The loan is secured by three SNFs with approximately 271 beds located in Michigan.  The loan is cross-defaulted and cross-collateralized with the Company's existing master lease with the operator.  The loan bears an initial annual interest rate of 9.5% with 2.25% annual escalators.
$48 Million Capital Renovation Projects – In addition to the new investments outlined above, in Q2 2017, the Company invested $47.7 million under its capital renovation and construction-in-progress programs.

ASSET DISPOSITIONS AND IMPAIRMENTS

During the second quarter of 2017, the Company sold eight facilities for approximately $45.5 million in net cash proceeds recognizing a loss of approximately $0.6 million.  Five of the sold facilities were previously classified as investment in direct financing leases and two were classified as assets held for sale.  In addition, during the second quarter, the Company recorded approximately $10.1 million of impairments on six facilities to reduce the net book value of these facilities to their estimated fair value or selling price.
As of June 30, 2017, the Company had seven facilities, totaling $18.9 million, classified as assets held for sale.  The Company expects to sell these facilities over the next few quarters.

DIVIDENDS

On July 13, 2017, the Board of Directors declared a common stock dividend of $0.64 per share, increasing the quarterly common dividend by $0.01 per share over the prior quarter, to be paid August 15, 2017 to common stockholders of record as of the close of business on August 1, 2017.

2017 ADJUSTED FFO GUIDANCE REVISED
The Company has revised its 2017 annual Adjusted FFO available to common stockholders to be between $3.42 and $3.44 per diluted share.  The Company's 2017 FAD guidance and reconciliation to projected net income can be found in the Company's Second Quarter 2017 Financial Supplement located on the Company's website.  The following table presents a reconciliation of Omega's guidance regarding Adjusted FFO to projected GAAP earnings.
2017 Annual Adjusted FFO Guidance Range (per diluted common share)
Full Year
Net Income	$1.82 - $1.84
Depreciation	1.40
Gain on assets sold	(0.03)
Real estate impairment	0.09
FFO	$3.28 - $3.30
Adjustments:
Contractual settlement	(0.05)
Provision for uncollectible accounts	0.02
Transaction costs	0.00
Interest – refinancing costs	0.11
One-time revenue	(0.01)
Stock-based compensation expense	0.07
Adjusted FFO	$3.42 - $3.44

Note: All per share numbers rounded to 2 decimals.

The Company's Adjusted FFO guidance for 2017 includes approximately $219 million of actual new investments completed to date and approximately $50 million of planned capital renovation projects; however, it excludes the impact of additional new investments.  It also excludes the impact of gains and losses from the sale of assets, revenue from divestitures, certain revenue and expense items, interest refinancing expense, capital transactions, acquisition costs, provision for uncollectible accounts, and stock-based compensation expense.  The Company may, from time to time, update its publicly announced Adjusted FFO guidance, but it is not obligated to do so.
The Company's guidance is based on a number of assumptions, which are subject to change and many of which are outside the Company's control.  If actual results vary from these assumptions, the Company's expectations may change.  Without limiting the generality of the foregoing, the timing and completion of acquisitions, divestitures, capital and financing transactions, and variations in stock-based compensation expense may cause actual results to vary materially from our current expectations. There can be no assurance that the Company will achieve its projected results.

CONFERENCE CALL
The Company will be conducting a conference call on Thursday, July 27, 2017 at 10 a.m. Eastern to review the Company's 2017 second quarter results and current developments.  Analysts and investors within the United States interested in participating are invited to call (877) 511-2891.  The Canadian toll-free dial-in number is (855) 669-9657.  All other international participants can use the dial-in number (412) 902-4140.  Ask the operator to be connected to the "Omega Healthcare's Second Quarter 2017 Earnings Call."
To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the "earnings call" icon on the Company's home page.  Webcast replays of the call will be available on the Company's website for two weeks following the call.

*   *   *   *   *   *
Omega is a real estate investment trust investing in and providing financing to the long-term care industry. As of June 30, 2017, Omega has a portfolio of investments that includes approximately 1,000 properties located in 42 states and the United Kingdom and operated by 77 different operators.
FOR FURTHER INFORMATION, CONTACT
Bob Stephenson, CFO at (410) 427-1700
________________________
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Omega's or its tenants', operators', borrowers' or managers' expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, merger integration, growth opportunities, expected lease income, continued qualification as a REIT, plans and objectives of management for future operations and statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will" and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from Omega's expectations. Omega does not undertake a duty to update these forward-looking statements, which speak only as of the date on which they are made.
Omega's actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega's properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector; (iii) changes in the financial position of Omega's operators; (iv) the ability of any of Omega's operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega's mortgages and impede the ability of to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) changes in Omega's credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) Omega's ability to maintain its status as a REIT; (ix) Omega's ability to manage, re-lease or sell any owned and operated facilities, if any; (x) Omega's ability to sell closed or foreclosed assets on a timely basis and on terms that allow Omega to realize the carrying value of these assets; (xi) the effect of economic and market conditions generally, and particularly in the healthcare industry; (xii) the potential impact of changes in the SNF and ALF market or local real estate conditions on the Company's ability to dispose of assets held for sale for the anticipated proceeds or on a timely basis, or to redeploy the proceeds therefrom on favorable terms and (xiii) other factors identified in Omega's filings with the Securities and Exchange Commission. Statements regarding future events and developments and Omega's future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward looking statements. Omega undertakes no obligation to update any forward-looking statements contained in this announcement.

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	June 30,	December 31,
	2017	2016
	(Unaudited)
ASSETS
Real estate properties
Real estate investments	$7,730,199	$7,566,358
Less accumulated depreciation	(1,366,376)	(1,240,336)
Real estate investments – net	6,363,823	6,326,022
Investments in direct financing leases – net	582,307	601,938
Mortgage notes receivable – net	662,709	639,343
	7,608,839	7,567,303
Other investments – net	278,985	256,846
Investment in unconsolidated joint venture	38,968	48,776
Assets held for sale – net	18,889	52,868
Total investments	7,945,681	7,925,793

Cash and cash equivalents	21,031	93,687
Restricted cash	12,203	13,589
Accounts receivable – net	288,686	240,035
Goodwill	644,184	643,474
Other assets	34,869	32,682
Total assets	$8,946,654	$8,949,260

LIABILITIES AND EQUITY
Revolving line of credit	$155,000	$190,000
Term loans – net	899,292	1,094,343
Secured borrowings – net	53,737	54,365
Unsecured borrowings – net	3,321,858	3,028,146
Accrued expenses and other liabilities	323,543	360,514
Deferred income taxes	17,714	9,906
Total liabilities	4,771,144	4,737,274

Equity:
Common stock $.10 par value authorized – 350,000 shares, issued and outstanding – 197,224 shares as of June 30, 2017 and 196,142 as of December 31, 2016	19,722	19,614
Common stock – additional paid-in capital	4,896,076	4,861,408
Cumulative net earnings	1,908,634	1,738,937
Cumulative dividends paid	(2,954,230)	(2,707,387)
Accumulated other comprehensive loss	(41,903)	(53,827)
Total stockholders' equity	3,828,299	3,858,745
Noncontrolling interest	347,211	353,241
Total equity	4,175,510	4,211,986
Total liabilities and equity	$8,946,654	$8,949,260

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED STATEMENTS OF INCOME
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenue
Rental income	$193,997	$186,454	$386,534	$363,157
Income from direct financing leases	15,462	15,521	31,108	30,963
Mortgage interest income	16,297	21,371	32,253	37,977
Other investment income – net	7,278	4,982	14,192	8,413
Miscellaneous income	2,763	496	3,454	1,193
Total operating revenues	235,797	228,824	467,541	441,703

Expenses
Depreciation and amortization	70,350	65,505	140,343	127,938
General and administrative	7,807	8,167	16,587	15,844
Stock-based compensation	3,734	3,665	7,478	6,443
Acquisition costs	19	3,504	(22)	7,275
Impairment loss on real estate properties	10,135	6,893	17,773	41,451
Provision for uncollectible accounts	2,673	(1,154)	5,077	3,970
Total operating expenses	94,718	86,580	187,236	202,921

Income before other income and expense	141,079	142,244	280,305	238,782
Other income (expense)
Interest income	254	4	258	12
Interest expense	(48,085)	(39,651)	(93,126)	(76,873)
Interest – amortization of deferred financing costs	(2,543)	(2,210)	(5,045)	(4,342)
Interest – refinancing costs	(21,965)	-	(21,965)	(298)
Contractual settlement	-	-	10,412	-
Realized gain (loss) on foreign exchange	79	-	140	(22)
Total other expense	(72,260)	(41,857)	(109,326)	(81,523)

Income before (loss) gain on assets sold	68,819	100,387	170,979	157,259
(Loss) gain on assets sold – net	(622)	13,221	6,798	14,792
Income from continuing operations	68,197	113,608	177,777	172,051
Income tax expense	(591)	(454)	(1,691)	(701)
Income from unconsolidated joint venture	551	-	1,183	-
Net income	68,157	113,154	177,269	171,350
Net income attributable to noncontrolling interest	(2,900)	(5,102)	(7,572)	(7,743)
Net income available to common stockholders	$65,257	$108,052	$169,697	$163,607

Income per common share available to common stockholders:
Basic:
Net income available to common stockholders	$0.33	$0.57	$0.86	$0.87
Diluted:
Net income	$0.33	$0.57	$0.86	$0.86

Dividends declared per common share	$0.63	$0.58	$1.25	$1.15

Weighted-average shares outstanding, basic	197,433	188,981	197,223	188,604
Weighted-average shares outstanding, diluted	206,672	199,157	206,423	198,754

OMEGA HEALTHCARE INVESTORS, INC.
FUNDS FROM OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Net income	$68,157	$113,154	$177,269	$171,350
Add back loss (deduct gain) from real estate dispositions	622	(13,221)	(6,798)	(14,792)
Sub – total	68,779	99,933	170,471	156,558
Elimination of non-cash items included in net income:
Depreciation and amortization	70,350	65,505	140,343	127,938
Depreciation - unconsolidated joint venture	1,658	—	3,316	—
Add back non-cash provision for impairments on real estate properties	10,135	6,893	17,773	41,451
Funds from operations ("FFO")	$150,922	$172,331	$331,903	$325,947

Weighted-average common shares outstanding, basic	197,433	188,981	197,223	188,604
Restricted stock and PRSUs	467	1,254	407	1,215
Omega OP Units	8,772	8,922	8,793	8,935
Weighted-average common shares outstanding, diluted	206,672	199,157	206,423	198,754

Funds from operations available per share	$0.73	$0.87	$1.61	$1.64

Adjustments to calculate adjusted funds from operations:
Funds from operations available to common stockholders	$150,922	$172,331	$331,903	$325,947
Deduct one-time revenue	(1,881)	—	(1,881)	(235)
Deduct prepayment fee income from early termination of mortgages	—	(5,390)	—	(5,390)
Deduct contractual settlement	—	—	(10,412)	—
Add back (deduct) provision for uncollectible accounts	2,673	(1,154)	5,077	3,970
Add back (deduct) acquisition costs	19	3,504	(22)	7,275
Add back interest refinancing expense	23,539	—	23,539	298
Add back non-cash stock-based compensation expense	3,734	3,665	7,478	6,443
Adjusted funds from operations ("AFFO")	$179,006	$172,956	$355,682	$338,308

Adjustments to calculate funds available for distribution:
Non-cash interest expense	2,851	2,179	5,661	4,279
Capitalized interest	(1,906)	(1,405)	(3,895)	(3,125)
Non-cash revenues	(17,956)	(19,766)	(36,085)	(36,975)
Funds available for distribution ("FAD")	$161,995	$153,964	$321,363	$302,487

Funds From Operations ("FFO"), Adjusted FFO and Funds Available for Distribution ("FAD") are non-GAAP financial measures.  For purposes of the Securities and Exchange Commission's Regulation G, a non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position or cash flows that exclude amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or include amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented.  As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America.  Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.
The Company calculates and reports FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts ("NAREIT"), and consequently, FFO is defined as net income (computed in accordance with GAAP), adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures.  Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.  The Company believes that FFO, Adjusted FFO and FAD are important supplemental measures of its operating performance.  Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions.  The term FFO was designed by the real estate industry to address this issue.  FFO described herein is not necessarily comparable to FFO of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.
Adjusted FFO is calculated as FFO excluding the impact of non-cash stock-based compensation and certain revenue and expense items identified above. FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent. The Company believes these measures provide an enhanced measure of the operating performance of the Company's core portfolio as a REIT. The Company's computation of Adjusted FFO and FAD are not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.
The Company uses these non-GAAP measures among the criteria to measure the operating performance of its business.  The Company also uses Adjusted FFO among the performance metrics for performance-based compensation of officers. The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other REITs.  The Company offers these measures to assist the users of its financial statements in analyzing its operating performance and not as measures of liquidity or cash flow. These non-GAAP measures are not measures of financial performance under GAAP and should not be considered as measures of liquidity, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP.  Investors and potential investors in the Company's securities should not rely on these non-GAAP measures as substitutes for any GAAP measure, including net income.

The following tables present selected portfolio information, including operator and geographic concentrations, and revenue maturities for the period ended June 30, 2017:
	As of June 30, 2017			As of June 30, 2017
Balance Sheet Data	Total # of Properties (2)	Total Investment ($000's)	% of Investment	# of Operating Properties(4)	# of Operating Beds
Real Estate Investments (1)	887	$7,749,399	86%	883	88,265
Direct Financing Leases	53	582,307	7%	52	5,187
Mortgage Notes Receivable	52	659,514	7%	51	5,366
Total Investments	992	$8,991,220	100%	986	98,818

Investment Data	Total # of Properties (2)	Total Investment ($000's)	% of Investment	# of Operating Properties(4)	# of Operating Beds	Investment per Bed ($000's)
Skilled Nursing Facilities/Transitional Care (1)	859	$7,542,468	84%	858	90,841	$83
Senior Housing (1) (3)	133	1,448,752	16%	128	7,977	$182
	992	$8,991,220	100%	986	98,818	$91

(1) Total Investment includes a $19.2 million lease inducement and excludes $18.9 million (seven properties) classified as assets held for sale.
(2) Total # of Properties excludes seven properties classified as assets held for sale.
(3) Includes ALFs, memory care and independent living facilities.
(4) Total # of Operating Properties excludes facilities which are non-operating, closed and/or not currently providing patient services.

Revenue Composition ($000's)

Revenue by Investment Type	Three Months Ended		Six Months Ended
	June 30, 2017		June 30, 2017
Rental Property	$193,997	82%	$386,534	83%
Direct Financing Leases	15,462	7%	31,108	7%
Mortgage Notes	16,297	7%	32,253	7%
Other Investment Income and Miscellaneous Income - net	10,041	4%	17,646	3%
	$235,797	100%	$467,541	100%

Revenue by Facility Type	Three Months Ended		Six Months Ended
	June 30, 2017		June 30, 2017
Skilled Nursing Facilities/Transitional Care	$199,258	85%	$398,722	85%
Senior Housing	26,498	11%	51,173	11%
Other	10,041	4%	17,646	4%
	$235,797	100%	$467,541	100%

Operator Concentration by Investment ($000's)	As of June 30, 2017
	Total # of Properties (1)	Total Investment (2)	% of Investment
Ciena Healthcare	71	$930,434	10.3%
New Ark Investment, Inc.	54	599,691	6.7%
Maplewood Real Estate Holdings, LLC	13	556,769	6.1%
Signature Holdings II, LLC	62	551,011	6.1%
Saber Health Group	45	491,466	5.5%
CommuniCare Health Services, Inc.	35	393,156	4.4%
Daybreak Venture, LLC	48	337,565	3.8%
Genesis Healthcare	50	337,545	3.8%
Health & Hospital Corporation	44	304,711	3.4%
Diversicare Healthcare Services	35	277,980	3.1%
Remaining 67 Operators	535	4,210,892	46.8%
	992	$8,991,220	100.0%

(1) Total # of Properties excludes seven properties classified as assets held for sale.
(2) Total Investment includes a $19.2 million lease inducement and excludes $18.9 million (seven properties) classified as assets held for sale.

Geographic Concentration by Investment ($000's)	Total # of Properties (1)	Total Investment (2)	% of Investment
Ohio	87	$845,682	9.4%
Florida	95	792,506	8.8%
Texas	109	787,328	8.8%
Michigan	49	620,621	6.9%
California	54	496,420	5.5%
Pennsylvania	43	469,185	5.2%
Indiana	59	406,510	4.5%
Tennessee	41	345,478	3.8%
Virginia	17	305,770	3.4%
South Carolina	23	272,966	3.0%
Remaining 32 states (3)	362	3,256,048	36.3%
	939	8,598,514	95.6%
United Kingdom	53	392,706	4.4%
	992	$8,991,220	100.0%
(1) Total # of Properties excludes seven properties classified as assets held for sale.
(2) Total Investment includes a $19.2 million lease inducement and excludes $18.9 million (seven properties) classified as assets held for sale.
(3) # of states and Total Investment includes New York City 2nd Avenue development project.

Revenue Maturities ($000's)	As of June 30, 2017
Operating Lease Expirations & Loan Maturities	Year	2017 Lease Revenue	2017 Interest Revenue	2017 Lease and Interest Revenue	%
	2017	$7,377	$415	$7,792	0.9%
	2018	28,357	1,649	30,006	3.5%
	2019	2,990	664	3,654	0.4%
	2020	5,596	8,171	13,767	1.6%
	2021	10,607	956	11,563	1.4%
	2022	64,466	2,943	67,409	7.9%

Note: Based on annualized 2nd quarter 2017 contractual revenues.

The following tables present operator revenue mix, census and coverage data based on information provided by our operators as of March 31, 2017:

Operator Revenue Mix	As of March 31, 2017
	Medicaid	Medicare / Insurance	Private / Other

Three-months ended March 31, 2017	51.0%	37.3%	11.7%
Three-months ended December 31, 2016	52.6%	35.8%	11.6%
Three-months ended September 30, 2016	53.0%	35.8%	11.2%
Three-months ended June 30, 2016	51.8%	37.5%	10.7%
Three-months ended March 31, 2016	51.8%	38.6%	9.6%

Operator Census and Coverage		Coverage Data
	Occupancy (1)	Before Management Fees		After Management Fees

Twelve-months ended March 31, 2017	82.5%	1.69	x	1.33	x
Twelve-months ended December 31, 2016	82.2%	1.69	x	1.33	x
Twelve-months ended September 30, 2016	82.1%	1.68	x	1.31	x
Twelve-months ended June 30, 2016	82.1%	1.72	x	1.34	x
Twelve-months ended March 31, 2016	82.2%	1.75	x	1.37	x

(1) Based on available (operating) beds.

The following table presents a debt maturity schedule as of June 30, 2017:
Debt Maturities ($000's)	Secured Debt	Unsecured Debt
Year	HUD Mortgages (1)	Line of Credit and Term Loans (2)(3)	Senior Notes/Other (4)	Sub Notes (5)	Total Debt Maturities
2017	$-	$-	$-	$-	$-
2018	-	-	-	-	-
2019	-	-	-	-	-
2020	-	-	-	-	-
2021	-	1,250,000	-	20,000	1,270,000
2022	-	905,250	-	-	905,250
Thereafter	54,316	-	3,350,000	-	3,404,316
	$54,316	$2,155,250	$3,350,000	$20,000	$5,579,566

(1) Mortgages guaranteed by HUD (excluding net deferred financing costs of $0.6 million).
(2) Reflected at 100% borrowing capacity.
(3) $1.25 billion excludes a $700 million accordion feature and $6.2 million net deferred financing costs. The $905 million is comprised of a: $425 million U.S. Dollar term loan, £100 million term loan (equivalent to $130.3 million in US dollars), $100 million term loan to Omega's operating partnership and $250 million 2015 term loan (excludes $6.0 million net deferred financing costs) assuming the exercise of existing extension rights.
(4) Excludes net discounts, deferred financing costs and a $1.5 million promissory note.
(5) Excludes $0.4 million of fair market valuation adjustments.

The following table presents investment activity for the three– and six– month period ended June 30, 2017:

Investment Activity ($000's)	Three Months Ended		Six Months Ended
	June 30, 2017		June 30, 2017
Funding by Investment Type	$ Amount	%	$ Amount	%
Real Property	$123,403	67.8%	$130,977	59.6%
Construction-in-Progress	28,423	15.6%	42,096	19.2%
Capital Expenditures	16,784	9.2%	30,649	14.0%
Investment in Direct Financing Leases	2,538	1.4%	4,767	2.2%
Mortgages	11,000	6.0%	11,000	5.0%
Total	$182,148	100.0%	$219,489	100.0%